Exhibit 4.3

QUEPASA CORPORATION
NON-QUALIFIED STOCK OPTION AGREEMENT
NON-PLAN

This Non-Qualified Stock Option Agreement (the “Agreement”) is between Quepasa Corporation (the “Company”) and Michael Matte (the “Optionee”), and is effective as of October 31, 2009 (the “Date of Grant”).

RECITALS

A.           The Company provides incentives to attract and retain those individuals whose services are considered unusually valuable by providing them an opportunity to own stock in the Company.

B.           The Company believes that entering into this Agreement with the Optionee is consistent with those purposes.

NOW, THEREFORE, the Company and the Optionee agree as follows:

AGREEMENT

1.           GRANT OF OPTION.  Subject to the terms of this Agreement, the Company grants to the Optionee the right and option to purchase from the Company all or any part of 126,582 shares of the Common Stock (the “Option”) of the Company (the “Stock”).  This Option is not intended to be granted under any of the Company’s equity incentive plans.

2.           PURCHASE PRICE. The purchase price under this Agreement is $1.34 per share of Common Stock, as determined by the Compensation Committee (the “Committee”).

3.           VESTING OF OPTION. The Option shall vest monthly in equal increments through October 31, 2010, subject to continued as an employee on each applicable vesting date.  Fractional shares, initially and then rounded down to the extent necessary.

4.           EXERCISE OF OPTION.  This Option may be exercised, to the extent vested (under Section 3 above), in whole or in part at anytime before the Option expires by delivery of a written notice of exercise (under Section 5 below) and payment of the purchase price.  The purchase price may be paid in cash or such other method permitted by the Company’s Board of Directors (the “Board”) or the Committee and communicated to the Optionee before the date the Optionee exercises the Option.

5.           METHOD OF EXERCISING OPTION. Subject to the terms of this Agreement, the Option may be exercised by timely delivery to the Company of written notice, which notice shall be effective on the date received by the Company.  The notice shall state the Optionee’s election to exercise the Option and the number of underlying shares in respect of which an election to exercise has been made.  Such notice shall be signed by the Optionee, or if the Option is exercised by a person or persons other than the Optionee because of the Optionee’s death or disability, such notice must be signed by such other person or persons and shall be accompanied by proof acceptable to the Company of the legal right of such person or persons to exercise the Option.

6.           TERM OF OPTION. Unless sooner terminated, the Option granted under this Agreement expires ten (10) years from the Date of Grant (“Expiration Date”).

7.           TERMINATION OF EMPLOYMENT OR SERVICE.                                                                                                If the Optionee’s service to the Company terminates for any reason other than death or disability, the Optionee may at any time within one year after the date of his service exercise the Option to the extent that the Optionee was entitled to exercise the Option at the date of termination, provided that in no event shall the Option be exercisable after the Expiration Date.  For purposes of this Section 7, “disability” has the meaning contained in Section 22(e)(3) of the Internal Revenue Code.  For purposes of this Agreement, the Optionee’s service will be deemed to continue if the Optionee ceases to provide services as an employee of the Company or any subsidiary, but continues to provide services immediately after his or her termination.  If the Optionee dies or becomes disabled while providing services to the Company, the Option  may nevertheless be exercised by the Optionee’s personal representative or legal representative during a one-year period following the date of death or disability of the Optionee, provided that in no event shall the Option be exercisable after the Expiration Date.

8.           TRANSFERABILITY IN THE EVENT OF DEATH.  No transfer of the Option by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the letters testamentary or such other evidence as the Board or the Committee may deem necessary to establish the authority of the state and the acceptance by the transferee or transferees of the terms and conditions of the Option.

9.           RIGHTS OF THE OPTIONEE.  The Optionee will have no rights as a shareholder of the Company with respect to the grant of the Option under this Agreement until and to the extent the Option is exercised and the Company issues shares of Common Stock to the Optionee.

10.           NO RIGHT TO CONTINUED SERVICE.  This Option shall not confer upon the Optionee any right with respect to continuance of service with the Company, nor shall it interfere in any way with the right of the Company to terminate his or her employment or service at any time.

11.           FEDERAL AND STATE TAXES. The Optionee may incur certain liabilities for federal, state, or local taxes in connection with the exercise of the Option hereunder, and the Company may be required by law to withhold such taxes.  Upon determination of the year in which such taxes are due and the determination by the Company of the amount of taxes required to be withheld, the Optionee shall pay an amount equal to the amount of federal, state, or local taxes required to be withheld to the Company.  If the Optionee fails to make such payment in a timely manner, the Company may withhold and set-off against compensation and any other amounts payable to the Optionee the amount of such required payment.  Such withholding may be in shares of Common Stock at the sole election of the Company.

12.           ADJUSTMENT OF SHARES.  Upon the occurrence of any of the following events, the Optionee’s rights with respect to the Option shall be adjusted as hereinafter provided unless otherwise specifically provided in a written agreement between the Optionee and the Company relating to the Option:

(a)           If the Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of the Option shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the exercise price per share to reflect such subdivision, combination or stock dividend.

(b)           If the Company is to be consolidated with or acquired by another entity pursuant to an acquisition, the Board of any entity assuming the obligations of the Company hereunder (the “Successor Board”) shall either (i) make appropriate provision for the continuation of such Option by substituting on an equitable basis for the Common Stock then subject to such Option the consideration payable with respect to the outstanding Common Stock in connection with the consolidation or acquisition; or (ii) terminate the Option in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Option over the exercise price thereof.

(c)           In the event of a recapitalization or reorganization of the Company (other than a transaction described in Section 12(b) above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding Common Stock, the Optionee upon exercising the Option shall be entitled to receive for the purchase price paid upon such exercise, the securities he would have received if he had exercised his Option prior to such recapitalization or reorganization.

(d)           Except as expressly provided herein, no issuance by the Company of shares of Common Stock of any class or securities convertible into shares of Common Stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to the Option.  No adjustments shall be made for dividends or other distributions paid in cash or in property other than securities of the Company.

(e)           No fractional shares shall be issued and the Optionee shall receive from the Company cash in lieu of such fractional shares.

(f)           The Board or the Successor Board shall determine the specific adjustments to be made under this Section 12, and its determination shall be conclusive.  If the Optionee receives securities or cash in connection with a corporate transaction described in Section 12(a), (b) or (c) above as a result of owning such Common Stock, such securities or cash shall be subject to all of the conditions and restrictions applicable to the Common Stock with respect to which such securities or cash were issued, unless otherwise determined by the Board or the Successor Board.

13.           AMENDMENT OF AGREEMENT. This Agreement may only be amended with the written approval of the Optionee and the Company.

14.           GOVERNING LAW. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the state of Nevada, without regard to conflicts-of-laws principles that would require the application of any other law.

15.           SEVERABILITY.  If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the parties hereto shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

16.           ENTIRE AGREEMENT.  This Agreement constitutes the entire, final, and complete agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, promises, understandings, negotiations, representations, and commitments, both written and oral, between the parties hereto with respect to the subject matter hereof.  Neither party hereto shall be bound by or be liable for any statement, representation, promise, inducement, commitment, or understanding of any kind whatsoever not expressly set forth in this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Optionee has signed this Agreement, and this Agreement shall be effective as of the day and year first written above.

QUEPASA CORPORATION

By:	/s/ John Abbott
John Abbott
Chief Executive Officer

OPTIONEE:

By:	/s/ Michael Matte
Michael Matte

Quepasa Corporation

NOTICE OF EXERCISE OF STOCK OPTION

To:           Quepasa Corporation
 324 Datura Street, Suite 114
 West Palm Beach, FL  33401

I hereby exercise my Option dated ________ __, 2010 to purchase __________ shares of $.001 par value common stock of the Company at the option exercise price of $_______ per share.  Enclosed is a certified or cashier's check in the total amount of $________, or payment in such other form as the Company has specified.

I represent to you that I am acquiring said shares for investment purposes and not with a view to any distribution thereof.  I understand that my stock certificate may bear an appropriate legend restricting the transfer of my shares and that a stock transfer order may be placed with the Company's transfer agent with respect to such shares.  (This paragraph is only applicable if there is no Form S-8 in effect covering the public sale of the Common Stock.)

I request that my shares be issued in my name as follows:

__________________________________________________________________________________
(Print your name in the form in which you wish to have the shares registered)

__________________________________________
(Social Security Number)

__________________________________________
(Street and Number)
________________________________________________________________________________
(City)                (State)             (Zip Code)

Dated:   , __________.

         Signature: ________________________________